Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Securities Trust comprised of Scudder 21st Century Growth Fund and Scudder Small Company Value Fund, of our reports dated September 17, 1999 and September 14, 1999, respectively, on the financial statements and financial highlights appearing in the July 31, 1999 Annual Reports to the Shareholders of Scudder 21st Century Growth Fund and Scudder Small Company Value Fund, which are also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.







PricewaterhouseCoopers LLP
Boston, Massachusetts
November 23, 1999